Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel — Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
FAMOUS DAVE’S ANNOUNCES COMPLETION OF THIRD
ONE MILLION SHARE REPURCHASE
     Minneapolis, MN, September 12, 2007 — Famous Dave’s of America, Inc. (Nasdaq: DAVE) today announced that it has completed its previously announced plan to repurchase up to one million shares of its common stock. As contemplated, the shares were repurchased in the open market and were funded from the Company’s working capital and cash flow.
     Mr. Jeffrey Dahlberg, the Company’s Chairman of the Board, stated, “We are extremely pleased with the Company’s completion of a third 1.0 million share repurchase authorization, and the fact that over the course of three years, the company has repurchased approximately 20% of its share base.” Dahlberg continued, “We remain committed to generating value for our shareholders and we believe that Famous Dave’s stock is an attractive investment. We have not ruled out the possibility of further repurchases.”
     Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. The company currently owns 40 locations and franchises 113 additional units in 35 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts. Contact information: Diana G. Purcel (952) 294-1300, or diana.purcel@famousdaves.com.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the share repurchase plan, cash flow, the timing of our restaurant openings, and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.